Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of II-VI Incorporated on Form S-4 of our reports dated December 1, 2020, relating to the consolidated financial statements of Coherent, Inc. and the effectiveness of Coherent, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Coherent, Inc. for the year ended October 3, 2020, which is incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-255547) of II-VI Incorporated.

We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-255547) of II-VI Incorporated incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 26, 2022